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                                                                      EXHIBIT 21

                    SUBSIDIARIES OF UNITED STATIONERS INC.
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United Stationers Supply Co., an Illinois corporation
United Stationers Hong Kong Limited, a corporation organized under the laws of
  Hong Kong
United Worldwide Limited, a corporation organized under the laws of Hong Kong United Business Computers, Inc., a Delaware corporation